Exhibit 99.a


                                                      November 22, 1995

FOR IMMEDIATE RELEASE



                             MASCO CORPORATION AGREES
                         TO DIVEST HOME FURNISHINGS GROUP


      MASCO CORPORATION announced today that it has entered into an agreement for the sale of MASCO's Home Furnishings Group.

      Sales of the MASCO Home Furnishings Group in 1994 approximated $1.9 billion with operating profit of approximately $80 million.

      The value of the transaction is in excess of $1.1 billion with over $1 billion of the purchase price in cash. MASCO will also receive options and warrants to invest in the new company which is being formed by Morgan Stanley Capital Partners to acquire the home furnishings businesses.

      Morgan Stanley Capital Partners is the private equity division of Morgan Stanley Group Inc., the global financial services firm. Morgan Stanley Capital Partners, through its private equity investments funds, has invested $2.6 billion in equity in over 50 private transactions in companies across a wide range of industries.

      The Home Furnishings Group represents an investment of approximately $1.7 billion on MASCO CORPORATION's balance sheet. Thus, MASCO will record a non-cash charge of approximately $600 million in its fourth quarter results to reflect the transaction. It is expected that the transaction will be completed in approximately 60 days and is subject to certain closing conditions.

Richard A. Manoogian, Chairman of MASCO, stated:

            "We are pleased that the investor group headed by Morgan Stanley Capital Partners is acquiring our Home Furnishings Group as a single entity, which we believe will be beneficial for our customers and employees, and that the investor group is making a major investment in these businesses and in the home furnishings industry.

















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November 22, 1995



            "We acquired the leadership companies that comprise our Home Furnishings Group over the last nine years and have melded them into what we believe is the largest and finest group of home furnishings companies in the world. The divestiture of our home furnishings businesses will enable us to better focus on our traditional home improvement and building products businesses which have historically achieved outstanding operating performance."

      MASCO's Home Furnishings Group includes such well-known brands as Henredon, Drexel Heritage, Lexington, Universal, Berkline, Bench Craft, Maitland-Smith and Robert Allen Fabrics.

      MASCO CORPORATION manufactures home improvement, building and home furnishings products for the home and family.